EXHIBIT 10.1

                    WERNER ENTERPRISES, INC.
               NON-EMPLOYEE DIRECTOR COMPENSATION


      On August 14, 2007, the registrant's Compensation Committee approved an increase to the annual retainer for its non-employee directors from $10,000 to $15,000, and an additional $5,000 annual retainer for the Compensation Committee chair. The Audit Committee chair will continue to receive a $10,000 annual retainer. The changes became effective for fourth quarter 2007.

      In addition to the annual retainers, non-employee directors will continue to receive a fee of $2,000 for each meeting of the Board of Directors and for each committee meeting not held on a day on which a meeting of the Board of Directors is held. Directors will also continue to be reimbursed for travel expenses incurred to attend meetings of the Board of Directors and committee meetings.